EXHIBIT 6.19

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made and entered into as of the 24th day of July, 2025, by and among Opti-Harvest, Inc., a Delaware corporation (the “Company”), Jonathan Destler, Deborah Destler, Destler Family Trust (the “Trust”), Touchstone Holding Company LLC, a California limited liability company (“Touchstone”), and Jeffrey Klausner (the “Trustee”). Jonathan Destler, Deborah Destler, the Trust, and Touchstone shall collectively be referred to herein as the “Shareholder.”

Recitals

WHEREAS, on September 30, 2022, a Complaint (the “Complaint”), captioned Securities and Exchange Commission vs. David Stephens, Donald Linn Danks, Jonathan Destler and Robert Lazarus, and Daniel Solomita and 8198381 Canada, Inc., as relief defendants, Case No. ’22CV1483AJB DEB, was filed in the United States District Court, Southern District of California;

WHEREAS, on November 22, 2022, an Indictment (the “Indictment”), captioned United States of America v. David Stephens, Donald Danks, Jonathan Destler and Robert Lazarus, Case No. ’22CR2701 BAS, was filed in the United States District Court, Southern District of California.

WHEREAS, on December 23, 2022, the Corporation entered into a Voting Trust Agreement (the “Voting Trust Agreement”) by and among the Corporation, Jonathan Destler, Deborah Destler, Destler Family Trust, Touchstone Holding Company LLC, a California limited liability company, and Jeffrey Klausner;

WHEREAS, on December 2, 2024, the Court dismissed the Indictment against Mr. Destler and Mr. Lazarus, and at the December 2, 2024, hearing regarding the dismissal, the Court stated, in relevant part, “But significantly, the Government, I think, failed to prove that any actions he [Jonathan Destler] took were for the wrongful purpose of defrauding or deceiving anyone,” and the appeals period for the Government has lapsed;

WHEREAS, on July 8, 2025, the SEC unilaterally dismissed the claims in the Complaint as to Mr. Destler; and

WHEREAS, Section 4 of the Voting Trust Agreement provides:

This [Voting Trust] Agreement will terminate on the first to occur of (i) final disposition of (a) Securities and Exchange Commission vs. David Stephens, Donald Linn Danks, Jonathan Destler and Robert Lazarus (and Daniel Solomita and 8198381 Canada, Inc., as Relief Defendants), Case No. ’22CV1483AJB DEB, filed in the United States District Court, Southern District of California on September 30, 2022, and (b) Untied States of America v. Davis Stephens, Donald Danks, Jonathan Destler and Robert Lazarus, Case No. ’22 CR2701 BAS, filed in the United States District Court, Southern District of California on November 22, 2022, or (ii) mutual agreement of the Company and the Shareholder.

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements herein contained and the transactions contemplated hereby and thereby, the parties hereby covenant and agree as follows:

1. Termination of Voting Trust Agreement. Pursuant to Section 4 of the Voting Trust Agreement, the parties to this Agreement hereby terminate the Voting Trust Agreement.

2. Amendment. This Agreement may not be amended except with the written approval of all parties.

3. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement this 24th day of July, 2025.

The Company:

OPTI-HARVEST, INC.

By:	/s/ Jonathan Destler
Name:	Jonathan Destler
Title:	Chief Executive Officer

The Shareholder:

/s/ Jonathan Destler
Name:	Jonathan Destler
Holder of one (1) share of Series A Preferred Stock of Opti-Harvest, Inc.

/s/ Deborah Destler
Name:	Deborah Destler

2

DESTLER FAMILY TRUST

By:	/s/ Jonathan Destler
Name:	Jonathan Destler
Title:	Trustee

By:	/s/ Deborah Destler
Name:	Deborah Destler
Title:	Trustee

Holder of 2,500,000 shares of common stock of Opti-Harvest, Inc.

TOUCHSTONE HOLDING COMPANY LLC

By:	/s/ Jonathan Destler
Name:	Jonathan Destler
Title:	Manager
Holder of 5,085,000 shares of common stock of Opti-Harvest, Inc.

The Trustee:

By:	/s/ Jeffrey Klausener
Name:	Jeffrey Klausner

3